Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PORTMAN RIDGE FINANCE CORPORATION

PORTMAN RIDGE FINANCE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Portman Ridge Finance Corporation. The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 11, 2006, and has been amended by a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State on June 27, 2012, a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State on April 1, 2019, and Certificate of Amendments to the Certificate of Incorporation filed with the Secretary of State on August 23, 2021 (the Certificate of Incorporation, as so amended, the “Certificate of Incorporation”).

SECOND: Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The name of the Corporation is BCP Investment Corporation (the “Corporation”).

THIRD: This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall become effective as of August 22, 2025 at 4:05 p.m. Eastern Time.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 20th day of August, 2025.

PORTMAN RIDGE FINANCE CORPORATION

By:	/s/ Edward Goldthorpe
Name: Edward Goldthorpe
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment of

Certificate of Incorporation of Portman Ridge Finance Corporation]